Exhibit 10.3

AMENDMENT TO
AWARD GRANT NOTICES
UNDER THE OLO INC.
2021 EQUITY INCENTIVE PLAN

This Amendment (this “Amendment”) to the PSU Award Grant Notice related to relative TSR performance-based vesting, with a date of grant of March 1, 2024 (the “PSU Notice”) by and between Olo Inc., a Delaware corporation (the “Company”), and Noah Glass (the “Executive”) under the Olo Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”), is made as of September 11, 2025, between the Company and the Executive. Terms not defined herein shall have the meaning as set forth in the Plan and the Award Agreement (PSU Award) attached to the PSU Notice (the “PSU Award Agreement”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated July 3, 2025 (the “Merger Agreement”), with Olo Parent, Inc. (f/k/a Project Hospitality Parent, LLC), a Delaware corporation (“Parent”), and certain other parties, pursuant to which, subject to the satisfaction or waiver of the conditions therein, the Company will be a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, on March 1, 2024, the Company granted the Executive 930,889 performance-based restricted stock units (the “PSUs”), which can vest up to 1,861,778 PSUs, pursuant to the PSU Notice, the PSU Award Agreement and the Plan;

WHEREAS, in connection with the Merger, performance for the PSUs will be achieved at actual performance levels, which will be the maximum performance level; and

WHEREAS, on September 11, 2025, the Board of Directors of the Company approved an amendment to the vesting schedule of the PSUs, such that, immediately prior to the consummation of the Merger, 1,861,778 of the PSUs that would have otherwise vested immediately prior to the consummation of the Merger shall be subject to new time-based vesting as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment. The PSU Notice is hereby amended, such that the “Vesting Schedule” section is amended to add the following:

“With respect to the PSUs that vest upon the Performance Period End Date, all such vested PSUs shall also be subject to time-based vesting and shall time-vest on December 31, 2026; provided that you remain in Continuous Service with the Company through such service-based vesting date.”

2.
No Other Changes.  Except as amended by Section 1 hereof, the terms and conditions as set forth in the PSU Notice and the PSU Award Agreement remain the same and shall continue in full force and effect from and after the date hereof. For purposes of clarity, the amended PSUs as amended herein shall be treated as Unvested Company PSUs in the Merger and convert into Cash Replacement PSU Amounts (as each such term is defined in the Merger Agreement).

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

OLO INC.

/s/ Robert Morvillo
By:	Robert Morvillo
Title:	Chief Legal Officer

EXECUTIVE

/s/ Noah H. Glass
Noah H. Glass